AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2008

Registration No. 333-___________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEW GENERATION BIOFUELS HOLDINGS, INC.
( Exact name of registrant as specified in its charter)

Florida	26-0067474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Primera Boulevard, Lake Mary, Florida 32746
(443) 535-8660
(Address, including zip code , and telephone number, including area code, of registrant’s principal executive offices)

Cary J. Claiborne
Chief Financial Officer and Secretary
New Generation Biofuels Holdings, Inc.
1000 Primera Boulevard
Lake Mary, Florida 32746
(443) 535-8660
(Name, address including zip code , and telephone number, including area code , of agent for service)

Copy to:
Steven M. Kaufman, Esq.
Hogan & Hartson LLP
555 Thirteenth Street N.W.
Washington, DC  20004
Tel: (202) 637-5600

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 13b-2 of the Exchange Act. (Check One)

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount being registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share (2)	2,341,402	$5.93	(3)	$13,884,513.86	$545.66
Common stock, par value $0.001 per share (4)	639,350	$6.25	(5)	$3,995,937.50	$157.04
Total Registration Fee					$702.70	(6)

(1)
Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization, certain adjustments or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Represents the maximum number of shares of common stock issuable upon conversion of Series B preferred stock, including shares issuable as dividends on the Series B preferred stock or upon conversion if dividends are accrued and added to the stated value.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices as reported on the American Stock Exchange on May 27, 2008.

4)	Represents shares of common stock issuable upon the exercise of warrants at a price of $6.25.

(5)	Calculated pursuant to Rule 457(g).

(6)	Previously paid.

____________________________

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Our selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY __, 2008

NEW GENERATION BIOFUELS HOLDINGS, INC.

2,980,752 Shares

Common Stock

This prospectus relates to the sale of up to 2,980,752 shares of our common stock by the non-affiliate selling stockholders listed in this prospectus. The shares offered by this prospectus relate to securities issued in private placements completed in March 2008 and May 2008 and include:

• up to 1,850,367 shares of our common stock issuable upon the initial conversion of our Series B cumulative convertible preferred stock, referred to as our Series B preferred stock,

• up to 491,035 shares of our common stock that may be issued upon conversion of our Series B preferred stock if dividends are accrued and added to the stated value; and

• 639,350 shares of our common stock issuable upon exercise of warrants to purchase our common stock.

The registration of shares covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholders. The timing and amount of sale are within the sole discretion of the selling stockholders. These shares may be sold by the selling stockholders from time to time on the American Stock Exchange or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of common stock under this prospectus, except upon exercise of the warrants. We will pay all expenses of registration incurred in connection with this offering, but the selling stockholders will pay all of their selling and related expenses.

Our common stock began trading on the American Stock Exchange on April 15, 2008 under the symbol “GNB.” On June 30, 2008, there were 18,872,712 shares of our common stock outstanding. On June 30, 2008, the closing price of our common stock on the American Stock Exchange was $4.65 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
___________________________________

Investing in these securities involves a high degree of risk. Please carefully review the section entitled “Risk Factors” beginning on page 6 and the risk factors that are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2007.
___________________________________

The shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and/or sale of the shares.
___________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy or this prospectus. Any representation to the contrary is a criminal offense.
___________________________________

In considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

___________________________________

The date of this prospectus is July ___, 2008.

i

ABOUT THIS PROSPECTUS

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offered shares. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or document filed as an exhibit to or incorporated by reference into the registration statement for a complete description.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve numerous assumptions, risks and uncertainties, many of which are beyond our control. Our actual results could differ materially from anticipated results. Important factors that may cause actual results to differ from projections include without limitation:

•	our lack of operating history;

•	our dependence on additional financing;

•	our inability to generate revenues from sales of our biofuel and to establish production facilities;

•
our inability to enter into acceptable sublicensing agreements with respect to our technology or the inability of any sublicensee to successfully manufacture, market or sell biofuel utilizing our licensed technology;

•	our inability to compete effectively in the renewable fuels market;

•
governmental regulation and oversight, including whether or not we are able to obtain the governmental approvals necessary to allow our biofuel to be marketed as “bio-diesel,” or as a new class of biofuel;

•	market acceptance of our biofuel;

•	unexpected costs and operating deficits;

•	adverse results of any material legal proceedings; and

•	other specific risks set forth or incorporated by reference under the heading “Risk Factors” beginning on page 7 of this report.

All statements that are not clearly historical in nature regarding our strategy, future operations, financial position, prospects, plans and management objectives are forward-looking statements. When used in this report, the words “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan” and similar expressions generally are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements are based on information available at the time the statement was made. We undertake no obligation to update any forward-looking statements or other information contained in this report as a result of new information, future events or otherwise. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

References in this prospectus to “New Generation Biofuels Holdings, Inc.,” “we,” “us” and “our” are to New Generation Biofuels Holdings, Inc.

SUMMARY

You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section titled “Risk Factors,” regarding us and the common stock being sold in this offering.

Our Business

We are a development stage renewable fuels provider. We hold an exclusive license for North America, Central America and the Caribbean to commercialize proprietary technology to manufacture alternative biofuels from vegetable oils and animal fats that we intend to market as a new class of biofuel for power generation, heavy equipment use, marine use and as a heating fuel. We believe our proprietary biofuel can provide a cheaper, renewable alternative energy source with significantly lower emissions than traditional fuels.

In March 2006, we acquired the rights to our proprietary technology through an exclusive license agreement with the inventor of the technology, Ferdinando Petrucci.  Under the license agreement, we are required to pay $6.0 million over the next six years.  Compared to current methods used in the production of bio-diesel fuel, we believe that this proprietary technology is a substantially less complex and less expensive process.

Our near-term business strategy involves developing a revenue stream from direct sales of our biofuel produced at manufacturing plants that we may purchase or build, either directly or through joint ventures. To execute this strategy, we are pursuing an active test burn program with a number of energy producers to validate our biofuel.

In 2007, we conducted three successful test burns of our biofuel for power generation applications at an Oakland, California combustion turbine facility operated by Dynegy, a wholesale power generation provider. Results indicated that there were no shortfalls in engine output and nitrogen oxide emissions were significantly lower with our biofuel than when firing distillate fuel oil. In September 2007, we completed our first test burn by initially firing the turbines using distillate fuel oil, then switching to our biofuel. In November 2007, we completed the second test burn that focused on the capabilities of our hybrid formulation, which is designed for customer applications where a higher flash point product is required. In December 2007, we completed the third test burn, where we used a formulation made from recycled vegetable oil.

After several successful test burns of our biofuel, in June 2008, we entered into our first biofuel sales agreement with Dynegy. The agreement provides for Dynegy to purchase up to 1.7 million gallons of biofuel per year for use at Dynegy’s power plant in Oakland, California, based on Dynegy’s forecasts of a portion of the historical fuel consumption at their facility. There is no minimum purchase requirement. The product price is based on a variable pricing formula. The contract contemplates purchases of our “Classic” product formula based on refined vegetable oil but allows us the flexibility to produce the fuel from any feedstock as long as the product meets certain specifications. The contract is for a term until March 31, 2010 and from month to month thereafter, unless terminated by either party at any time with at least sixty (60) days’ written notice. Based on current prices and terms, we anticipate that the contract could generate up to $13 million in sales over the next two years.

In December 2007, we entered into a test burn agreement with Mirant Energy Trading to evaluate our proprietary biofuel in power generation applications. The test burn agreement requires us to supply our biofuel for a test program that will be performed by Mirant. The test program will include the evaluation of both technical and environmental performance characteristics of our biofuel. The test burn agreement also requires us to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, up to a maximum of $150,000. In February 2008, we conducted our first of three test burns at one of Mirant’s power generation facilities in Maryland. If the testing is successful, both parties intend to negotiate a mutually agreeable purchase agreement for our biofuel.

In November 2007, we entered into a vehicle test program with the City of Orlando, Florida to demonstrate the capabilities of our proprietary biofuel in fleet vehicle applications. The test program, to be carried out over several months, will be conducted using a vehicle in the City’s truck fleet and will include a comprehensive series of performance and tailpipe emissions tests.

In March 2008, we entered into a test burn agreement with FirstEnergy Corporation to evaluate our proprietary biofuel technology in power generation applications. Under the agreement, we and FirstEnergy contemplate conducting three full and partial load test burns that may consume approximately 30,000 gallons of our biofuel at FirstEnergy’s combustion turbine power plant in Lorain, Ohio. The tests will evaluate both the technical and environmental performance characteristics of the our biofuel. We will supply and deliver the biofuel to the testing site and are obligated to pay 50% of all costs of environmental emissions testing conducted in connection with the test program, up to a maximum of $15,000. FirstEnergy is entitled to all revenue arising from sales of electricity generated during the testing. If the testing is successful, both parties intend to negotiate a mutually agreeable purchase agreement for our biofuel.

In August 2007, we placed into service our first biofuel production plant, a 3 million gallon per year pilot facility, jointly developed with Twin Rivers Technologies and co-located at Twin Rivers’ facility in Cincinnati, Ohio. We are leasing the equipment used at the plant but own all rights to the fuel produced at the facility. The facility will be used initially to manufacture fuel for our application testing program and then later for early commercial sales until a full-scale production plant is completed. In March 2007, we entered into a letter of intent with Twin Rivers Technologies to potentially develop a production plant at Twin Rivers’ facility located in Quincy, Massachusetts. The letter of intent contemplates a period during which we will negotiate with Twin Rivers regarding definitive agreements covering the siting, construction, operation and management of our proposed initial 25 million gallon per year production facility and covering the supply of vegetable oils and other commodity feedstocks and the off take of finished biofuel by Twin Rivers from the facility. We began discussions with Twin Rivers in the second half of 2007.

We also have commenced the process of procuring raw materials for production of our biofuel but have not made any significant commitments or procurements at this point. As a second potential revenue stream, our business plan contemplates collecting royalties through sublicensing our proprietary technology where it is more efficient for manufacturers to produce our biofuel at their own plants rather than requiring production at our proposed facilities. We also are actively pursuing our eligibility and qualification for tax credits and other government incentives to strengthen the competitive position of our biofuel.

We have fully funded our operating budget for 2008. However, we intend to raise additional financing during 2008 to fund long term business growth objectives if such financing is available on favorable terms.

As a development stage company, our business also involves a high degree of risk, as described in more detail in “Risk Factors” beginning on page 6, including:

• our early stage and lack of revenues,
• our need for significant additional capital to fund our operations, and
• the lack of current market acceptance of our proprietary technology and product.

About this Offering

This prospectus relates to the offering of up to 2,980,752 shares of our common stock by the non-affiliate selling stockholders listed in this prospectus, representing, as of June 30, 2008, approximately 15.8% of our total outstanding common stock. The shares offered by this prospectus relate to securities issued in private placements in March and May 2008 and include:

• up to 1,850,367 shares of our common stock issuable upon conversion of our Series B preferred stock,

• up to 491,035 shares of our common stock that may be issued upon conversion of our Series B preferred stock if dividends are accrued and added to the stated value; and

• 639,350 shares of our common stock issuable upon exercise of warrants to purchase our common stock, including 462,583 shares underlying warrants issued to investors in the March and May 2008 private placement and 176,767 shares underlying warrants issued as payment of commissions to our placement agents.

The 1,850,367 shares of common stock issuable upon conversion of our Series B preferred stock is calculated by adding together the sum of the conversion shares issuable to each investor. The number of conversion shares issuable to each investor is calculated by dividing the total dollar stated value invested by each investor by the conversion price of $4.25, rounded up to the next whole share. The number of conversion shares being registered excludes 18,000 shares of common stock, issuable to investors which may be deemed affiliated with the Company, that are not being registered.

The 491,035 shares of common stock that may be issued upon conversion of the Series B preferred stock assuming dividends accrue and are added to the stated value over the next three years, calculated by adding together the sum of the accretion shares issuable to each investor. For each investor, accretion shares are calculated by adding the accrued and unpaid dividend (at an 8% annual rate) to the stated value for each investor at each semi-annual dividend payment date. The stated value, including the dividend accrual, is then divided by the conversion price of $4.25 per share, and the resulting number of shares is rounded up to the next whole share. In computing this number the Company has reflected that since dividends accrete by being added to stated value, for each subsequent dividend period the accrued dividends effectively compound. The number of dividend shares being registered excludes 4,779 shares of common stock issuable to investors which may be deemed affiliated with the Company that are not being registered.

The 639,350 shares of common stock underlying warrants registered in connection with the March and May 2008 private placement includes 462,583 shares underlying warrants issued to non-affiliated investors who purchased Series B preferred stock (calculated based on 25% of the 1,850,367 shares of common stock issuable upon conversion of the Series B preferred stock rounded down to the nearest whole share on an individual basis) plus 176,767 shares underlying warrants issued as commissions to our placement agents.

March and May 2008 Private Placement

In our private placement in March and May 2008, we sold 75,891 shares of our Series B preferred stock and warrants to purchase 446,413 shares of our common stock to "accredited investors" as defined in the Securities Act for total gross proceeds of $7,589,100.

A summary of key terms of our March/May Offering is provided below and is qualified in its entirety by reference to our Articles of Amendment to our Amended and Restated Articles of Incorporation (filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities Exchange Commission on March 31, 2008), the warrants and other offering documents:

Series B Convertible Preferred Stock. Each share of Series B preferred stock initially will be convertible into shares of our common stock, at a conversion price of $4.25 per share. The Series B preferred stock also includes the following key terms that are summarized below but qualified in their entirety by reference to the preferred stock designations included in our Articles of Amendment to:

•
Ranking. The Series B preferred stock will rank junior to the Series A preferred stock and senior to the common stock with respect to the payment of dividends and amounts payable upon liquidation, dissolution or winding up of the Company.

•
Dividends and Increase in Stated Value. Dividends will be payable from the date of issuance at a rate of 8% per year when and as declared by the Board of Directors. To the extent that dividends are not declared, or cannot be paid, there will be an increase in the Stated Value of the Series B preferred stock in the amount of 8% per year. In the event dividends are declared by the Board and paid by the Company on the Common Stock, holders of Series B preferred stock will either share ratably in such dividends based on the number of shares of common stock into which the Series B preferred stock may be converted or (to the extent that dividends are not declared or cannot be paid), there will be a corresponding increase in the Stated Value. Dividends will be paid semiannually, at the Company’s election, in cash, in shares of Series B preferred stock (valued at Stated Value) or in common stock valued at the market price, on September 30 and March 31 of each year beginning on September 30, 2008 to holders of record on the 15th day of the preceding month. If there is an increase in Stated Value because dividends were not or could not be paid, that increase will occur semiannually on the dates that dividends would have been paid.

•
Liquidation. Upon any Liquidation of the Company, after the Company has made the required distributions to the holders of Series A preferred stock (and any other preferred stock then outstanding, if any, ranking in liquidation senior to the Series B preferred stock), and before any distribution is made to the holders of common stock (and any other stock ranking in liquidation junior to the Series B preferred stock), the holders of Series B preferred stock will be entitled to be paid an amount in cash equal to the aggregate liquidation value of Series B preferred stock.

•
Liquidation Value. The liquidation value of the Series B preferred stock is an amount in cash equal to the Stated Value ($100.00) plus all accrued dividends not previously paid or added to the Stated Value. Each share of Series B preferred stock is convertible into shares of our common stock at a conversion price of $4.25 per share, and each share automatically converts upon three years from the date of issuance. The number of conversion shares is determined by dividing the sum of the Stated Value and all accrued dividends not previously paid or added to the Stated Value at the time of conversion by the conversion price. Assuming dividends accrue and are compounded semiannually and automatic conversion after three years, each share of Series B preferred stock will automatically convert into 30 shares of common stock, rounded up to the nearest whole share, at the $4.25 conversion price. Under these same assumptions, the liquidation value of each share of Series B preferred stock would accrete to approximately $126.53.

•	Redemption. The Series B preferred stock is not redeemable.

•
Voting.  The holders of the Series B preferred stock will be entitled to notice of all shareholders’ meetings and will be entitled to vote on all matters submitted to the shareholders for a vote, together with the holders of Series A preferred stock on an as-converted basis and the common stock, voting together as a single class. Each share of Series B preferred stock will be entitled to one vote for each share of common stock issuable upon conversion of the Series B preferred stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

•
Automatic Conversion. Upon the third anniversary of the initial issue date of the Series B preferred stock, each share of Series B preferred stock will automatically convert into the number of shares of common stock into which it is then convertible. That number is determined by dividing the sum of the Stated Value and all accrued dividends not previously paid or added to the Stated Value to the date of such conversion by the Conversion Price then in effect. The conversion price is $4.25 per share, subject to adjustment upon the occurrence of certain major corporate events such as reorganizations and stock splits (the “Conversion Price”).

•
Optional Conversion. At any time, any holder of Series B preferred stock may convert all or a portion of their shares. The number of shares of common stock into which each share of Series B preferred stock is convertible is determined by dividing the sum of the Stated Value and all accrued dividends not previously paid or added to the Stated Value to the date of such conversion by the Conversion Price then in effect.

•
Antidilution and Adjustments to Conversion Price. If at any time prior to the first to occur of (i) the first anniversary of the registration of the common stock underlying the Series B preferred stock or (ii) 18 months after the closing , the Company issues any additional shares of Common Stock with a purchase price less than the Conversion Price of the Series B preferred stock, or additional convertible securities with a conversion price less than the Conversion Price of the Series B preferred stock, the Conversion Price of the Series B preferred stock will be reduced to the purchase price at which such Common Stock has been issued or the conversion price of such additional convertible securities, but not below a Conversion Price of $3.00 per share.

•	Protective Provisions. The Company will not, without approval of a majority of the holders of the shares of the Series B preferred stock voting as a separate class;

(a)
alter or change the rights, preferences or privileges of the Series B preferred stock or any other class or series of preferred stock in any manner adversely affecting the rights of the Series B preferred stock;

(b)
create or issue any new class or series of equity securities of the Company having a preference senior to the Series B preferred stock with respect to redemption, voting, liquidation or dividend rights;

(c)
pay or declare any dividend on or other distribution with respect to any shares of the Company’s capital stock which are junior to the Series B preferred stock (except dividends payable solely in shares of common stock or in the junior preferred stock); or

(d)
redeem or acquire any shares of the Company’s capital stock which are junior to the Series B preferred stock (other than common stock from employees, officers or directors of the Company or its subsidiaries upon termination of employment pursuant to the terms of agreements approved by the Company’s board of directors or common stock from any affiliate of the Company (which for this purpose shall include any holder of 10% or more of the common stock or other voting stock of the Company) or any strategic partner of the Company).

•
Reorganization, Consolidation, Merger or Sale. Prior to any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company’s assets or other transaction where the holders of common stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for common stock (an “Organic Change”), the Company will make appropriate provision to ensure that the holders of Series B preferred stock will have the right to acquire and receive, upon the conversion of Series B preferred stock, in lieu of common stock, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series B preferred stock immediately prior to such Organic Change.

Warrants. Each investor in the March/May Offering also received warrants exercisable for a number of shares of our common stock equal to 25% of the number of shares of common stock that would be issuable upon initial conversion of the Series B preferred stock. The initial exercise price of the warrant is $6.25 per share. The warrants are exercisable at any time after the six month anniversary of the issue date but prior to the fifth anniversary of the issue date. If at any time prior to the first anniversary of the registration of the common stock underlying the warrants or eighteen months from the date of closing, the Company issues certain additional equity securities with a purchase price or conversion price less than $4.25 per share of Common Stock or any additional warrants with an exercise price less than $6.25 per share, the exercise price of the Warrant will be reduced to the purchase price or the conversion price of the additional equity securities or to the exercise price of the additional warrants, but not below $3.00 per share.

Exceptions to Antidilution Adjustments. The antidilution adjustments in the Series B preferred stock and warrants will not apply to certain issuances of equity securities or warrants, including those not issued in capital-raising transactions (such as to customers, suppliers, joint venture partners or in connection with acquisitions of property) or in connection with equity award or options granted by the Company to employees, consultants and directors under employee benefit plans approved by the Board of Directors under which options generally are granted with exercise prices at least equal to the Company’s stock price on the grant dates.

Registration Rights. In connection with the March/May Offering, we agreed to register the resale of the shares of common stock issuable to investors upon conversion of the Series B preferred stock, upon the exercise of any warrants and as may be issued or distributed through a stock dividend or stock split or other distribution, recapitalization or reclassification. Under the registration rights agreements with each investor, we are required to file a “resale” registration statement with the SEC covering such shares on or before the 30th day following the closing date. We are obligated to maintain the effectiveness of the “resale” registration statement from the effective date of the registration statement through and until the shares have been disposed of in accordance with the registration statement, the shares have been distributed to the public or could be sold by the investor pursuant to Rule 144 under the Securities Act, or the shares have ceased to be outstanding. We agreed to use our reasonable best efforts to have the “resale” registration statement declared effective by the SEC as promptly as practicable after the initial filing, but by no later than 180 days after the effective date. If we fail to meet these registration obligations, we may be required to pay a penalty in cash or additional shares of our common stock, at our election, to investors in the March/May Offering, in an amount not to exceed 6.0% of the aggregate purchase price of the Series B preferred stock purchased in the March/May Offering.

Commissions and Fees. For the March/May Offering we agreed to pay a cash commission of 8% of the total proceeds and a warrant commission of 10% of the total number of shares purchased in the March/May Offering. Some of our finders chose to participate in the March/May Offering by investing a portion of their cash commission on the same terms as other investors. Ultimately, we paid commissions of $249,288 in cash, issued 3,514 shares of our Series B preferred stock and issued warrants to purchase 197,437 shares of our common stock to Empire Financial Group, William Corbett, Michael Jacks and Dennis Lavelle for services as finders in connection with the transactions.

Accounting Treatment of the Series B Preferred Stock and Warrants. We will recognize a Preferred Stock dividend of approximately $1,567,000 during the quarter ended June 30, 2008 relating to the beneficial conversion feature of the Series B Preferred Stock issued in May 2008. The Preferred Stock dividend is calculated as the difference between the share price of its common stock at date of issuance and the initial conversion price of the Series B Preferred Stock. We will allocate the proceeds received for the Series B Preferred Stock between the Series B Preferred Stock and warrants issued based on estimated fair values. We will record a derivative liability for the conversion option of the Series B Preferred Stock and warrants issued during 2008, if material, as a liability at estimated fair value and “mark it to market” each reporting period. The impact of the adjusting provisions for the conversion of the Series B Preferred Stock and warrants issued during 2008, if such an adjustment were to occur, would result in additional shares of common stock to be issued upon conversion, which would further dilute existing shareholders. This derivative liability will be marked to market each quarterly reporting period. The fair value of the warrants issued with the Series B Convertible Preferred Stock issued in May 2008 has been estimated, utilizing the Black Scholes option pricing model, at approximately $950,000. The warrants will be classified as Stockholder’s Equity. The fair value of any adjusting provisions will be recognized as a derivative liability, if material.

RISK FACTORS

An investment in our common stock involves a high degree of risk.  You should carefully consider the following material risks and those incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2007, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer.  In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Common Stock

Our Series B preferred stock and warrants issued in our March and May 2008 private placements include antidilution provisions that, if triggered, could dilute the ownership interests of our existing common stockholders.

Both the Series B preferred stock and the warrants issued in our March and May 2008 private placements include antidilution provisions that, if triggered, would result in the issuance of additional shares that would dilute the interests of existing common stockholders. These antidilution provisions will  apply if we issue equity in certain capital-raising transactions for a price below the $4.25 conversion price of the Series B preferred stock or the $6.25 exercise price of the warrants within the first to occur of one year from the date of registration of the underlying common stock from our March 2008 private placement or 18 months from March 31, 2008 for our March 2008 private placement and within the first to occur of one year from the date of registration of the underlying common stock from our May 2008 private placement or 18 months from May 13, 2008 for our May 2008 private placement. If these provisions are triggered, the conversion price of the Series B preferred stock or the exercise price of the warrants would be adjusted downward, but not below a floor of $3.00 per share. Any sales of additional equity that trigger these antidilution provisions could be disproportionately dilutive and adversely affect the prevailing market prices of our common stock. The existence of conversion features also may result in short selling of our common stock that may further depress the market price.

If we do not meet the American Stock Exchange (AMEX) requirements for continued listing, our common stock may be delisted which could negatively impact our stock’s liquidity.

Under AMEX listing rules, our common stock could be delisted from AMEX if we do not meet certain standards regarding our financial condition and operating results (including, among other factors, maintaining adequate stockholders’ equity and market capitalization and minimizing losses from continuing operations over multiple years), the distribution of our publicly held securities and compliance with AMEX listing agreements and SEC rules and regulations. If our securities are delisted from AMEX, they likely will be quoted again for trading on the OTC Bulletin Board which may depress demand for our shares and limit market liquidity due to the reluctance or inability of certain investors to buy stocks on the OTC Bulletin Board. Consequently, an investor may find it more difficult to trade our securities, which may adversely affect the ability to resell securities purchased from the selling stockholders.

A significant number of our shares are eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could depress the market price of our common stock. In 2007, we registered on currently effective registration statements a total of 11,173,050 shares of our common stock held by non-affiliate selling stockholders that are now eligible for trading in the public market, including shares issuable upon conversion or exercise of rights to purchase that are not currently outstanding. In 2008, we are seeking to register on pending registration statements an additional 4,809,438 shares of our common stock held by non-affiliate selling stockholders in connection with private placements of our Series B convertible preferred stock and warrants that closed in December 2007 and March and May 2008. Many of the shares sold to selling stockholders listed in these registration statements were offered by the Company at prices less than the recent market price of the Company’s common stock, which closed on AMEX on June 30, 2008 at $4.65 per share. In addition, we may be obligated to register shares held by Xethanol to facilitate the spinoff to Xethanol’s stockholders of the shares of our common stock issued to Xethanol in the reverse merger. Such registration would make 5,490,000 additional shares of our common stock eligible for trading in the public market. Some or all of these shares of common stock may be offered from time to time in the open market pursuant to a registration statement or Rule 144, and these sales may depress the market price for shares of our common stock.

Our common stock is thinly traded and subject to volatility.

Although our common stock is traded on AMEX, it has traded in relatively small volumes. During the second quarter of 2008, an average of only about 50,000 shares traded each day. If our common stock continues to be thinly traded, it may enhance volatility in the share price and make it difficult for investors to buy or sell shares in the public market without materially affecting the quoted share price. Further, investors seeking to buy or sell a certain quantity of our shares in the public market may be unable to do so within one or more trading days. If limited trading in our stock continues, it may be difficult for holders to sell their shares in the public market at any given time at prevailing prices, which may limit the liquidity of our common stock.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders who will receive all of the proceeds from the sale of the shares. We will not receive any proceeds from the sale of shares of common stock in this offering except upon the exercise of outstanding warrants. We could receive up to $3,995,938 from the cash exercise price upon exercise of warrants held by selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but the selling stockholders will bear all commissions, selling and other expenses to underwriters, agents, brokers and dealers.

DETERMINATION OF OFFERING PRICE

This offering is being made solely to allow the selling stockholders to offer and sell shares of our common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the market price for our common stock, as quoted on the American Stock Exchange on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently determine the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS

Selling Stockholder Table

This prospectus covers shares of our common stock underlying securities that we sold in a private placement in March and May 2008 to “accredited investors” as defined by Rule 501(a) under the Securities Act, pursuant to a registration exemption under Section 4(2) of the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below as shown in the "Shares Offered Hereby" column. Under registration rights agreements with each investor in the private placement, we are required to register for resale the shares of our common stock described in the table below.

We have prepared the table below based upon the information furnished to us by the selling stockholders as of May 27, 2008. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

As noted in the footnotes to the table below, we have been advised that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock. Unless otherwise indicated in the footnotes to the table below, none of the selling stockholders has or had any position, office or other material relationship with the company or any of its predecessors or affiliates within the past three years.

The following table sets forth:

•	the name of each selling stockholder;

•
the number of shares of our common stock beneficially owned by the selling stockholders as of May 27, 2008, including shares underlying warrants exercisable by each holder outside of 60 days but that which are required to be registered pursuant to the registration rights agreements we entered into with each investor;

•	the maximum number of shares of our common stock that may be offered for the account of the selling stockholders under this prospectus; and

•
the amount and percentage of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus.

Under SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Beneficial ownership is calculated based on 18,758,167 shares of our common stock outstanding as of May 27, 2008. In calculating the number of shares beneficially owned by a selling stockholder and the percentage ownership, shares of common stock subject to preferred stock conversion rights, options or warrants held by that person that are currently exercisable or convertible or become exercisable or convertible within 60 days after May 27, 2008 are deemed outstanding even if they have not actually been exercised or converted. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Selling Security Holder	Shares Owned Represented by Common Stock, Preferred Stock and Warrants Before the Offering (1)	Shares Offered Hereby (2)	Shares Owned After the Offering (3)	Percentage of Outstanding Shares Owned After the Offering
Alpha Capital Anstalt (4)	125,758	125,758	0	-
Alan Andalman (5)	67,870	37,870	0	-
Brett Casebolt (6)	37,870	37,870	0	-
Bristol Investment Fund, Ltd. (7)	125,758	125,758	0	-
William Corbett (8)	232,777	87,537	0	-
Cranshire Capital, LP (9)	337,813	184,873	0	-
Crestview Capital Master, LLC (10)	108,820	90,920	0	-
Philip Ditmanson & Donna Zimmerman (11)	18,936	18,936	0	-
Donald Drapkin (12)	422,470	126,220	0	-
EDJ Limited (13)	24,080	17,830	0	-
Stanley & Carol Eilers (14)	37,870	37,870	0	-
Empire Financial Holding Company (15)	144,548	90,057	0	-
Enable Growth Partners LP (16)	181,840	181,840	0	-
Enable Opportunity Partners LP (17)	45,460	45,460	0	-
Excalibur Small Cap Opportunities LP (18)	151,534	151,534	0	-
Greg Freitag (19)	18,936	18,936	0	-
Gimmel Partners, LP (20)	1,634,378	363,678	0	-
Michael R. Jacks (21)	232,777	87,537	0	-
Phyllis D. Kalista 401K (22)	15,154	15,154	0	-
Dennis Lavelle (23)	74,812	74,812	0	-
Stifel Nicolaus Custodian for Dennis LaValle IRA (24)	101,513	101,513	0	-
H. Vincent O'Connell (25)	18,936	18,936	0	-
Porter Partners (26)	96,312	71,312	0	-
Robbins Capital Partners L.P. (27)	1,186,737	192,537	0	-
Rockmore Investment Master Fund Ltd (28)	235,333	113,563	0	-
Theodore Seelye (29)	186,581	64,181	0	-
Allan Steffes (30)	148,212	75,740	0	-
David Lee Street (31)	30,308	30,308	0	-
Scott and Mary Strickland (32)	90,920	90,920	0	-
Truk International Fund L.P. (33)	29,418	29,418	0	-
Truk Opportunity Fund LLC (34)	59,726	59,726	0	-
Whalehaven Capital Fund Limited (35)	151,534	151,534	0	-
Worthington Growth LP (36)	257,489	60,614	0	-
TOTAL	6,632,480	2,980,752

(1) May include shares owned by the selling stockholders that are registered for resale on other registration statements.

(2) Reflects the number of shares offered for resale by this prospectus on behalf of each selling stockholder.

(3) Assumes that the selling stockholders have sold all of the shares offered for resale by this prospectus and any other prospectus that offers shares owned by the selling stockholders for resale.

(4) Includes 82,989 shares of common stock issuable upon initial conversion of our Series B preferred shares, 22,022 shares of common stock issuable as dividends on our Series B preferred stock and 20,747 shares of common stock underlying warrants. The address for Alpha Capital is Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein. Konrad Ackerman has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(5) Includes 30,000 shares of common stock currently outstanding, 24,989 shares of common stock issuable upon  initial conversion of our Series B preferred stock, 6,634 shares of common stock issuable as dividends on our Series B preferred stock and 6,247 share of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(6) Includes 24,989 shares of common stock issuable upon initial conversion of our Series B preferred stock, 6,634 shares of common stock issuable as dividends on our Series B preferred stock and 6,247 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(7) Includes 82,989 shares of common stock issuable upon initial conversion of our Series B preferred stock , 22,022 shares of common stock issuable as dividends on our Series B preferred stock and 20,747 shares of common stock underlying warrants. The address for Bristol Investment Fund, Ltd. is c/o Bristol Capital Advisors, LLC 10990 Wilshire Blvd., Suite 1410, Los Angeles, CA 90024. Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and as such has voting and investment control over the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(8) Includes 20,800 shares of common stock issuable upon initial conversion of the Series B preferred stock, 5,521 shares of common stock issuable as dividend on our Series B preferred stock and 206,456 shares of common stock underlying warrants, all of which were issued as placement agent compensation in connection with the March/May 2008 offering, except for warrants to purchase 145,240 shares that were issued as placement agent compensation in prior offerings. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(9) Includes 78,000 shares of common stock currently outstanding, 122,000 shares of common stock issuable upon initial conversion of the Series B Preferred Stock, 32,373 shares of common stock issuable as dividends on our Series B preferred stock and 105,500 shares of common stock underlying warrants. The address for Cranshire Capital, L.P. (“Cranshire”) is 3100 Dundee Rd. Suite 703 Northbrook, IL 60062. Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result, each of Mr. Kopin, Downsview and Cranshire may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares owned by Cranshire which are being registered hereunder. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(10) Includes 17,900 shares of common stock currently outstanding, 60,000 shares of common stock issuable upon initial conversion of our Series B preferred stock, 15,920 shares of common stock issuable as dividends on our Series B preferred stock and 15,000 shares of common stock underlying warrants. The address for Crestview Capital Master, LLC is 95 Revere Dr, Suite A, Northbrook, IL 60062. Crestview Capital Partners LLC has sole power to vote and dispose of the securities held. The general partners of Crestview Capital Partners LLC are Stewart Fink, Bob Hoyt and Daniel Warsh. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(11) Includes 12,495 shares of common stock issuable upon initial conversion of our Series B preferred stock, 3,318 shares of common stock issuable as dividends on our Series B preferred stock and 3,123 shares of common stock underlying warrants. Mr. Ditmanson and Ms. Zimmerman have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(12) Includes 165,000 shares of common stock currently outstanding, 87,500 shares of common stock issuable upon initial conversion of our Series A preferred stock, 83,295 shares of common stock issuable upon initial conversion of our Series B preferred stock, 22,102 shares of common stock issuable as dividends on our Series B preferred stock and 64,573 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(13) Includes 11,765 shares of common stock issuable upon initial conversion of our Series B preferred stock, 3,124 shares of common stock issuable as dividends on our Series B preferred stock and 9,191 shares of common stock underlying warrants. The address for EDJ Limited is 300 Drakes Landing Road, Suite 175, Greenbrae, CA 94904. Jeffrey H. Porter has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(14) Includes 24,989 shares of common stock issuable upon initial conversion of our Series B preferred stock, 6,634 shares of common stock issuable as dividends on our Series B preferred stock and 6,247 shares of common stock underlying warrants. Stanley G. and Carol R. Eilers have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(15) Includes 27,742 shares of common stock issuable upon initial conversion of the Series B preferred stock, 7,365 shares issuable as dividends on our Series B preferred stock and 109,441 shares of common stock underlying warrants, all of which were issued as placement agent compensation in connection with the March/May 2008 offering, except for warrants to purchase 54,491 shares that were issued as placement agent compensation in prior offerings. The address for Empire Financial Group, Inc. is 2170 West St. Road 434, Suite 100, Longwood, FL 32779. The person with the power to vote and dispose of the securities held by Empire Financial Group, Inc. is James Matthew. The selling stockholder is a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(16) Includes 120,000 shares of common stock issuable upon initial conversion of our Series B preferred stock, 31,840 shares of common stock issuable as dividends on our Series B preferred stock and 30,000 shares of common stock underlying warrants. The address for Enable Growth Partners LP is One Ferry Building, Suite 255, San Francisco, CA 94111. Mitchell Levine has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(17) Includes 30,000 shares of common stock issuable upon initial conversion of our Series B preferred stock, 7,960 shares of common stock issuable as dividends on our Series B preferred stock and 7,500 shares of common stock underlying warrants. The address for Enable Opportunity Partners LP is One Ferry Building, Suite 255, San Francisco, CA 94111. Mitchell Levine has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(18) Includes 100,000 shares of common stock issuable upon initial conversion of our Series B preferred stock, 26,534 shares of common stock issuable as dividends on our Series B preferred stock and 25,000 shares of common stock underlying warrants. The address for Excalibur Small Cap Opportunities LP is 150 Bloor St. West, Suite 14, Toronto, Ontario, Canada M5S 2X9. William Hechter has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(19) Includes 12,495 shares of common stock issuable upon initial conversion of our Series B preferred stock, 3,318 shares of common stock issuable as dividends on our Series B preferred stock and 3,123 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(20) Includes 833,200 shares of common stock currently outstanding, 125,000 shares of common stock issuable upon initial conversion of our Series A preferred stock, 240,000 shares of common stock issuable upon initial conversion of our Series B preferred stock, 63,678 shares of common stock issuable as dividends on our Series B preferred stock and 372,500 shares of common stock underlying warrants. The address for Gimmel Partners, LP is 767 3rd Ave. New York, NY 10017. Alan Weichselbaum has the power to vote and dispose of the securities held by Gimmel Partners, LP. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(21) Includes 20,800 shares of common stock issuable upon initial conversion of our Series B preferred stock, 5,521 shares of common stock issuable as dividends on our Series B preferred stock and 206,456 shares of common stock underlying warrants, all of which were issued as placement agent compensation in connection with the March/May 2008 offering, except for warrants to purchase 145,240 shares that were issued as placement agent compensation in prior offerings. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(22) Includes 10,000 shares of common stock issuable upon initial conversion of the Series B Preferred Stock, 2,654 shares of common stock issuable as dividends on our Series B preferred stock and 2,500 shares of common stock underlying warrants. The address for the Phyllis D. Kalista 401K is 150 First Avenue, Suite 600, King of Prussia, PA 19406. Phyllis Kalista has sole power to vote and dispose of the securities held. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(23) Includes 38,331 shares of common stock issuable upon initial conversion of our Series B preferred stock, 10,179 shares of common stock issuable as dividends on our Series B preferred stock and 26,302 shares of common stock underlying warrants, of which 13,342 shares of common stock issuable upon the conversion of our Series B preferred stock, 3,545 shares of common stock issuable upon the payment of dividends on our Series B preferred stock and warrants to purchase 20,055 shares were issued as placement agent compensation in connection with the March/May 2008 offering. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(24) Includes 66,989 shares of common stock issuable upon initial conversion of our Series B preferred stock, 17,777 shares of common stock issuable as dividends on our Series B preferred stock and 16,747 shares of common stock underlying warrants. The address of Stifel Nicolaus Custodian for Dennis LaValle IRA is 501 N. Broadway, St. Louis, MO 63102. Cathy Fassel is the custodian and has power to vote and dispose of the securities held by Stifel Nicolaus Custodian for Dennis LaValle IRA. The selling stockholder is affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(25) Includes 12,495 shares of common stock issuable upon initial conversion of our Series B preferred stock, 3,318 shares of our common stock issuable as dividends on our Series B preferred stock and 3,123 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(26) Includes 47,059 shares of common stock issuable upon initial conversion of our Series B preferred stock, 12,489 shares of common stock issuable as dividends on our Series B preferred stock and 36,764 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(27) Includes 464,200 shares of common stock currently outstanding, 200,000 shares of common stock issuable upon initial conversion of our Series A preferred stock, 127,059 shares of common stock issuable upon initial conversion of our Series B preferred stock, 33,714 shares of common stock issuable as dividends on our Series B preferred stock and 361,764 shares of common stock underlying warrants. The address for Robbins Capital Partners L.P. is 100 First Stamford Place, 6th Floor East Stamford, CT 06902. T. Robbins Capital Management is the registered Investment Advisor and is the managing partner of Robbins Capital Partners, L.P. Thayer B. Robbins has sole power to vote and dispose of the securities held by Robbins Capital Partners L.P. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(28) Includes 64,627 shares of common stock currently outstanding, 74,942 shares of common stock issuable upon initial conversion of the Series B preferred stock, 19,886 shares of common stock issuable as dividends on our Series B preferred stock and 75,878 shares of common stock underlying warrants. The address for Rockmore Investment Master Fund Ltd. is 150 East 58th Street, 28th Floor New York, NY 10155. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of May 27, 2008, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(29)  Includes 62,400 shares of common stock currently outstanding, 42,353 shares of common stock issuable upon initial conversion of the Series B preferred stock, 11,240 shares of common stock issuable as dividends on our Series B preferred stock and 70,588 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(30) Includes 72,472 shares of common stock currently outstanding, 49,978 shares of common stock issuable upon initial conversion of our Series B preferred shares, 13,268 shares of common stock issuable as dividends on our Series B preferred stock and 12,494 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(31) Includes 20,000 shares of common stock issuable upon initial conversion of our Series B preferred stock, 5,308 shares of common stock issuable as dividends on our Series B preferred stock and 5,000 shares of common stock underlying warrants. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(32) Includes 60,000 shares of common stock issuable upon initial conversion of our Series B preferred stock, 15,920 shares of common stock issuable as dividends on our Series B preferred stock and 15,000 shares of common stock underlying warrants. Scott and Mary Strickland have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(33) Includes 19,412 shares of common stock issuable upon initial conversion of our Series B preferred stock, 5,153 shares of common stock issuable as dividends on our Series B preferred stock and 4,853 shares of common stock underlying warrants. The address for Truk International Fund, L.P. is 1 East 52nd Street, 6th Floor, New York, NY 10222. Michael Fein and Stephen Saltzstein have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(34) Includes 39,412 shares of common stock issuable upon initial conversion of our Series B preferred stock, 10,461 shares issuable as dividends on our Series B preferred stock and 9,853 shares of common stock underlying warrants. The address for Truk Opportunity Fund, LLC is 1 East 52nd Street, 6th Floor, New York, NY 10222. Michael Fein has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(35) Includes 100,000 shares of common stock issuable upon initial conversion of our Series B preferred shares, 26,534 shares of common stock issuable as dividends on our Series B preferred shares and 25,000 shares of common stock underlying warrants. The address for Whalehaven Capital Fund Limited is 160 Summit Avenue, Montvale, NJ 07645. Brian Mazzella, Trevor Williams, Arthur Jones and Jason Adkins have shared power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

(36) Includes 131,250 shares of common stock currently outstanding, 40,000 shares of common stock issuable upon initial conversion of our Series B preferred shares, 10,614 shares of common stock issuable as dividends on our Series B preferred shares and 75,625 shares of common stock underlying warrants. The address for Worthington Growth LP is 256 North Street, Rye, NY 10580. Clifford Henry has sole power to vote and dispose of the securities held. The selling stockholder is not affiliated with a broker−dealer and acquired the securities to be resold solely for the account of the selling stockholder, and not for the account of any other person or with a view to any resale or distribution thereof.

PLAN OF DISTRIBUTION

Distribution by Selling Stockholders

This prospectus relates to shares of our common stock held by the selling stockholders. Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock through the American Stock Exchange, any market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

•	an exchange distribution in accordance with the rules of the applicable exchange,

•	privately negotiated transactions,

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise,

•	a combination of any such methods of sale, or

•	any other method permitted pursuant to applicable law.

The selling stockholders also may sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders also may sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling stockholders may be considered “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

We agreed to keep this prospectus effective until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act, without regard to volume limitations, provided we comply with our reporting obligations.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and will inform them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may offer all of the shares of common stock for sale.  Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, such sales, or that possibility, may depress the market price of our common stock.  We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

Transfer Agent

The transfer agent and registrar for our common stock is:

Olde Monmouth Stock Transfer Co., Inc.
200 Memorial Parkway
Atlantic Highlands, NJ 07716.
(732) 872-2727

We serve as warrant agent for our warrants.

Provisions of Florida Law

We are governed by two Florida statutes that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a “control share acquisition” will not possess any voting rights unless such voting rights are approved by a majority of the corporation’s disinterested shareholders. A “control share acquisition” is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares” of a publicly held Florida corporation. “Control shares” are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person immediately after acquisition of such shares, directly or indirectly, alone or as part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (1) at least 20% but less than 33−1/3% of all voting power; (2) at least 33−1/3% but less than a majority of all voting power; or (3) a majority or more of all voting power.  The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

Florida law and our bylaws also authorize us to indemnify our directors, officers, employees and agents under certain circumstances.  In addition, Florida law presently limits the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improver personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

LEGAL MATTERS

Hogan & Hartson LLP, 555 Thirteenth Street N.W., Washington, DC 20004 will pass upon the validity of the shares of common stock offered in this prospectus.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007 and for the period from February 28, 2006 (inception) to December 31, 2006 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and 2006 have been audited by Imowitz Koenig & Co., LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC’s Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
On-line information, free of charge	SEC’s Internet website at
www.sec.gov
Information about the SEC’s Public Reference Room	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement under the Securities Act, as amended, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Information by Reference” are also available on our Internet website, www.newgenerationbiofuels.com, under “Recent Company Filings.” Information contained on our Internet website does not constitute a part of this prospectus. You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

New Generation Biofuels Holdings, Inc.
Attn: Cary J. Claiborne
1000 Primera Boulevard
Lake Mary, FL 32746
(443) 535-8660
Internet Website: www.newgenerationbiofuels.com

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document. We incorporate by reference each of the documents listed below:

•	our Annual Report on Form 10-K for the year ended December 31, 2007 (SEC File No. 000-51903);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (SEC File No. 001-34022);

•
our Current Reports on Form 8-K filed with the SEC on January 11, 2008, February 25, 2008, March 27, 2008, March 31, 2008, April 22, 2008, May 14, 2008 and June 6, 2008 (SEC File Nos. 000-51903 and 001-34022); and

•	the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on April 14, 2008 (SEC File No. 001-34022).

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

NEW GENERATION BIOFUELS HOLDINGS, INC.

Common Stock

Prospectus

July _____, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Registration Fees	$703
Transfer Agent Fees	1,200
Legal Fees and Expenses	30,000
Printing and Engraving Expenses	1,300
Accounting Fees and Expenses	20,000
Miscellaneous	0
Total	$53,203

Item 15.  Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act provides for the indemnification of officers, directors, employees, and agents. A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits.

The Exhibit Table included elsewhere in this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 11, 2008.

NEW GENERATION BIOFUELS HOLDINGS, INC.

By:	/s/ David A. Gillespie
David A. Gillespie President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David A. Gillespie	President, Chief Executive Officer and Director (principal executive officer)	July 11, 2008
David A. Gillespie

/s/ Cary J. Claiborne	Chief Financial Officer (principal financial and accounting officer)	July 11, 2008
Cary J. Claiborne

/s/ Lee S. Rosen*	Chairman of the Board	July 11, 2008
Lee S. Rosen

/s/ Phillip E. Pearce*	Director	July 11, 2008
Phillip E. Pearce

/s/ John E. Mack*	Director	July 11, 2008
John E. Mack

/s/ James R. Sheppard, Jr.*	Director	July 11, 2008
James R. Sheppard, Jr.

/s/ Steven F. Gilliland*	Director	July 11, 2008
Steven F. Gilliland

* By:	/s/ David A. Gillespie
David A. Gillespie Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of $6.25 Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on 8-K filed March 31, 2008).
5.1*	Opinion of Hogan & Hartson LLP.
23.1*	Consent of Imowitz Koenig & Co., LLP.
23.2*	Consent of Hogan & Hartson, LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

* Filed herewith.